Exhibit 99.1

EISAI COMPLETES ACQUISITION OF MGI PHARMA

Tokyo, Japan, January 28, 2008 — Eisai Co., Ltd. (Tokyo, TSE 4523) (“Eisai”), a research-based human health care (hhc) company, today announced the successful completion of its acquisition of MGI PHARMA, INC. (NASDAQ: MOGN) (“MGI PHARMA”) for approximately $3.9 billion through a cash tender offer followed by a short-form merger of its acquisition vehicle, Jaguar Acquisition Corp. (“Jaguar”), with and into MGI PHARMA. As a result of this acquisition, MGI PHARMA becomes a wholly-owned subsidiary of Eisai Corporation of North America.

At the effective time of the merger, all outstanding shares of MGI PHARMA common stock not validly tendered and accepted for payment in the tender offer were converted into the right to receive US$41.00 per share in cash (the same price paid in the tender offer), without interest and subject to applicable withholding of taxes. Computershare, acting as the paying agent for the merger, will mail to the remaining former shareholders of MGI PHARMA materials necessary to exchange their former MGI PHARMA shares for such payment.  As a result of the merger, MGI PHARMA shares will be delisted and cease to trade on the NASDAQ National Market.

About Eisai Co., Ltd.

Eisai Co., Ltd. is a research-based human health care (hhc) company that discovers, develops and markets products throughout the world. Eisai focuses its efforts in three therapeutic areas: integrative neuroscience, including neurology and psychiatric medicines; gastrointestinal disorders; and integrative oncology, including oncotherapy and supportive-care treatments.  Through a global network of research facilities, manufacturing sites and marketing affiliates, Eisai actively participates in all aspects of the worldwide healthcare system.

About Eisai Corporation of North America

Eisai Corporation of North America is a wholly-owned subsidiary of Eisai Co., Ltd. and supports the activities of its operating companies in North America. These operating companies include: Eisai Research Institute of Boston, Inc., a discovery operation with strong organic chemistry capabilities; Morphotek, Inc., a biopharmaceutical company specializing in the development of therapeutic monoclonal antibodies; Eisai Medical Research Inc., a clinical development group; Eisai Inc., a commercial operation with manufacturing and marketing/sales functions; and Eisai Machinery U.S.A., which markets and maintains pharmaceutical manufacturing machinery.

Inquiries:

In Japan	In the US

Investors:
Mr. Akira Fujiyoshi	Mr. Robert Feeney
Vice President	Director, Investor and Government Relations
Corporate Communications &	Eisai Corporation of North America
Investor Relations	201-746-2069
Phone: +81-3-3817-5120

Media:
Ms. Judee Shuler
Director, Corporate Planning & Communications
Eisai Corporation of North America
201-746-2241

Sard Verbinnen & Co.
Jim Barron/Susan Burns/Victoria Hofstad
212-687-8080

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